Exhibit 10.1

**** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.****

LAWSON SOFTWARE & THE HACKETT GROUP

ADVISORY ALLIANCE AGREEMENT

5.9.05

The Hackett Group & Lawson Software company confidential and for internal use only. All rights reserved. Reproduction of this document in any form without prior consent is prohibited.

Statement of Confidentiality and Liability

This Advisory Alliance Agreement contains trade secrets and information that is company sensitive, proprietary, and confidential, the disclosure of which would provide a competitive advantage to others. As a result, this Advisory Alliance Agreement shall not be disclosed, used or duplicated, in whole or in part, for any purpose other than to evaluate the Advisory Alliance Agreement jointly created by Hackett, Inc. and Lawson Software. This Advisory Alliance Agreement is subject to the following terms and conditions listed in Appendix B of this document

This Advisory Alliance Agreement may not be reproduced or disclosed to any third party without the express written consent of Hackett and Lawson Software. This restriction does not limit the rights of the recipient to use information contained in the herein if it is rightfully obtained from another source without restriction.

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

TABLE OF CONTENTS

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

1.0 BACKGROUND OF LAWSON-HACKETT ALLIANCE

Lawson has had a long-standing partnership with Answerthink for over five years. As such—Hackett—a wholly owned subsidiary purchased by Answerthink in 1997, has become increasingly a more substantial competitive differentiator as a maturing ERP market has faced recent challenges.

This contract identifies joint programs in which Lawson and Answerthink plan to engage in over a three-year period, whereby clients are provided with a unique offering that brings together Hackett’s World Class Best Practices and the Lawson software offering.

2.0 DEFINITIONS

2.1 Exclusivity

During the term of the Agreement, Hackett will not enter into an agreement, or permit its business partners to enter into an agreement, with Oracle, SAP, ssa Global, GEAC, or Microsoft (i) to integrate or interface its World Class Progress Report with or into such software provider’s software application, (ii) to distribute the integrated product to licensees of such software providers in order to provide licensees or prospects of such software providers access to the World Class Progress Report, and (iii) package the additional deliverables listed in sections 5.1 and 5.2 with such software providers in a programmatic manner (i.e. Hackett’s World Class Passport program)

2.2 Lawson clients

Client means any business entity in the Territory that has directly or indirectly licensed Lawson’s or its third parties’ products from Lawson.

2.3 Lawson prospects

Prospect means any business entity within the Territory that is interested in directly or indirectly licensing Lawson’s or its third parties’ products from Lawson.

2.4 Territory

Global

2.5 Hackett Best Practices

Detailed information on established and emerging ways of improving performance in all areas of the business as measured and defined by Hackett.

2.6 Hackett IP

See definition in Section 15 of Appendix B attached hereto.

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

3.0 TERMS

3.1 General Terms - Attached as Appendix B to this Agreement

3.2 Term and Termination

3.21 Term

The Term of this Agreement shall commence on May 9, 2005 and shall continue in force for a period ending May 31, 2008, unless earlier terminated subject to the provisions in this Agreement.

3.22 Extension to Programs

At anytime during the Term, but at least ninety (90) days prior to the expiration of the term of any of the programs under this Agreement, Lawson and Hackett shall meet to mutually determine whether to (i) extend the applicable program beyond the expiration date by amending the Agreement in writing, or (ii) permit the program to expire. Lawson will retain a right of first offer to continue the Hackett World Class Program at the end of Year 3 at a commercially reasonable rate.

3.23.1 Program Cancellation

During year 2 and 3 of this agreement, Lawson will have the option to cancel its participation in the Hackett programs described in Sections 5.1 and 5.2 below without penalty, provided written notice of cancellation is given to Hackett at least sixty (60) days prior to the an anniversary date of the Agreement. Cancellation under this Section does not cancel the Vendor intelligence Program described in Section 5.3.

3.24 Termination for Breach

Either Party may terminate this Agreement should the other Party or any of its Employees breach any substantial obligation under this Agreement and fail to cure the breach within thirty (30) days of receipt of a written demand for its cure.

3.25 Survival of Rights

Upon termination of this Agreement, all rights granted to Lawson clients under this Agreement shall survive.

4.0 ASSUMPTIONS & RESPONSIBILITIES OF THE ADVISORY ALLIANCE

•	Lawson and Hackett will each identify an available executive sponsor for the Alliance for ongoing support and resolution of escalated issues not resolved at the Alliance-level

•	Lawson and Hackett will each staff the Alliance appropriately, with an identified Alliance manager and project team to assist in managing and executing the program listed in this Agreement.

•	A bi-weekly joint project plan will be created to track program objectives and deliverables

•	Lawson and Hackett will participate in a weekly Alliance call to ensure program objectives and deliverables are met

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

•	Lawson and Hackett will respond in a reasonable manner to each others requests for information, input and approvals as identified in any work plan

•	Hackett agrees to communicate with Lawson Alliance manager promptly after the public announcement of a new program or product offering that icontains any element of this program not currently offered by Hackett.

•	Any additional deliverables requested of Hackett by Lawson beyond those identified in the “program scope & timelines” and “program offering” sections referenced in 5.1, 5.2 and 5.3 will require review by Hackett to determine the financial feasibility in providing the deliverables to Lawson

•	The text in all documents related to the Alliance will be in English and any payments will be made in US Dollars

5.0 HACKETT WORLD CLASS PASSPORT PROGRAM DETAIL

5.1. LAWSON EXECUTIVE ADVISORY COUNCIL PILOT PROGRAM (CLIENT)

PROGRAM OVERVIEW:

The Lawson Executive Advisory Council pilot program provides an opportunity to jump-start Lawson client and prospect participation in the “Hackett World Class Passport” program, offered by Hackett exclusively to Lawson and Lawson clients and prospects (see exclusivity definition in Section 2.1 above), and provides feedback to Lawson-Hackett on the program offering to optimize post-pilot “Hackett World Class Passport” program rollout. The sections below define the program scope, timelines, and offerings for the pilot program.

PROGRAM SCOPE & TIMELINES

•	Twenty-five Lawson clients and/or prospects will be selected to participate in the “Lawson Executive Advisory Council Pilot Program” (the “LEAC”) within thirty (30) days of contract signing.

•	Hackett and Lawson agree to work together to manage channel conflict with these clients. To the extent that the parties find that each is engaged with these clients regarding Hackett Advisory products, Hackett and Lawson agree to work to develop the best solution for the client that would be complimentary to the LEAC Program.

•	Lawson and Hackett will each be responsible for their own travel and other expenses related to the LEAC

•	Lawson will sell, market, identify and enroll the LEAC members with the support of Hackett which may include subject matter experts and program specialists over the telephone and via webcast presentations (restricted to clients utilizing Lawson software applications or prospects that are in the active sales process of licensing Lawson software applications) beginning at Lawson’s Annual User Conference (“CUE”) on May 9, 2005 through June 30, 2006. Within 10 days of signing this Agreement, Lawson and Hackett agree to develop a mutually agreeable and beneficial Go-to-Market business plan, including a detailed budget with relevant costs associated with each party, that will describe how the Lawson plans to sell, market, identify and enroll members in the LEAC with the support of Hackett. Joint activities will include, but not be limited to, the following:

•	Announcing the Alliance and the Hackett World Class Passport program at CUE, May 8-11, 2005

•	Releasing a press release referencing Hackett and Lawson-Hackett client quotes

•	Participating in relevant analyst briefings

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

•	Announcing the program main stage at CUE to over 3,500 Lawson clients

•	Participating in three Best-Practices joint sessions with Lawson Professional Services

•	Providing press and analyst support, including quotes supporting program

•	The parties agree to develop joint Lawson-Hackett collateral explaining HWCP and benefits to clients and prospects Hackett will provide content and design input. Lawson to pay for production costs.

•	Creating a joint Lawson-Hackett pre-sales tool showing program benefits to clients or prospects which may include a powerpoint presentation or webcast, or both.

•	Producing a mutually agreed upon Lawson-Hackett contract that can be utilized by Lawson to enroll clients in the LEAC

•	Participating in a joint Lawson–Hackett Webcast to announce the LEAC to identified program targets

•	Providing two 1-day training sessions for Lawson employees on Hackett methodology, sales delivery and program detail to be delivered by Hackett during the first 30-days of the LEAC

•	Conducting joint Lawson-Hackett sales meetings as jointly deemed necessary to explain program details and to close program targets

•	As needed, Hackett will also provide on site briefings for strategic-level accounts.

•	The program year for the LEAC participants will commence on May 9, 2005 and remain in effect through June 30, 2006. At the end of the LEAC one (1) year period, the client has the right to subscribe to the post-pilot “Hackett World Class Passport” program (described below in 5.2) for the then current program rate offered through Lawson or opt out of the program

PROGRAM OFFERING

The following deliverables have been identified as the Hackett World Class Passport program offering to the Lawson Executive Advisory Council (LEAC) for a 1-year period. It is understood and agreed by Hackett that all deliverables prepared for Lawson or Lawson clients and prospects must be approved in advance and in writing by Lawson. Deliverables includes:

•	World-Class Progress Report (WCPR)

•	Defined as a quarterly progress benchmark tool covering three areas limited to HR, Finance and Procurement, thus allowing Lawson clients and/or prospects to enter key data points to gain insight as to how they measure against a relevant peer group including, but not limited to, World Class performers and median performers

•	Accessible through the Lawson portal via a URL link to a hosted site maintained and supported by Hackett

•	The site provides LEAC users with a secure environment to enter confidential data

•	Upon client signing the LEAC agreement with Lawson and Lawson’s notice to Hackett, Hackett will provide a user ID and password for the WCPR to the client

•	The site provides LEAC users with a relevant and personalized delivery of content

•	Participation in One-Day On-Site Best-Practices Strategic Advisory Session and/or Performance Gap Assessment

•	Hackett to provide LEAC clients with four one-day (6 hour) group sessions to be held at a mutually agreeable location by Lawson and Hackett. The one-day session is described as:

•	Presentation of Best Practice themes and comparisons of World Class versus average organizations

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

•	Workshop to discuss best practices strategies identified in the Best Practice repository.

•	Hackett-and Lawson may choose to individually offer this one-day session described above to strategic clients

•	The session agenda will be mutually agreed-upon by Lawson and Hackett and will be based on what is described above in this Section 5.1. Additional content may be required by the Go-to-Market plan described above in this Section 5.1.

•	Hackett will lead the sessions, however, at least one representative from Hackett and one from Lawson Software is required to be in attendance

•	Hackett agrees to provide a knowledgeable resource on Hackett, and relevant best practices for each one-day session

•	Hackett to provide to Lawson five commercially available, Performance Gap Assessment Sessions for clients in the LEAC using either the World Class Progress Report or an existing Hackett Performance Gap Assessment tool, described as:

•	High-level gap assessment of a client organization, whereby the client completes a questionnaire based on approximately 24 metrics in the HR, Finance and Procurement areas and is compared to a relevant peer group to gain insight into best practices and how they rank against other organizations

•	Each client will be responsible for submitting requested data

•	Hackett will provide the comparison data output and report(s)

•	The session agenda will be mutually agreed-upon by Lawson and Hackett

•	Hackett will lead the sessions, however, at least one representative from Hackett and one Lawson Software representative is required to be in attendance

•	Hackett and Lawson will jointly provide the findings to the client

•	Hackett agrees to provide a knowledgeable resource on Hackett and relevant best practices for each gap assessment. This resource can be from our parent company, Answerthink’s Lawson practice

•	Where this Performance Gap Assessment effort leads to a sale of a Lawson software license, Lawson will recommend Answerthink, together with Lawson Professional Services, to the licensee as the preferred implementation partner.

•	Hackett Advisor Inquiry Access per quarter – 4 hours per quarter

•	Defined as LEAC access to advisors that can answer questions relating to best practices and provide a deeper understanding of Hackett-certified practices and performance metrics contained within the Hackett database. This offering also includes research time.

•	Hackett will provide a “LEAC” knowledgeable main point of contact to respond to LEAC inquiries

•	Two user IDs to the on-line Hackett Best-Practice Repository accessed via the World Class Progress Report.

•	Defined as online client access to a resource containing detailed information on established and emerging ways of improving performance across the organization. These best practices have been gathered from a variety of sources, and are validated through a combination of statistical analysis, onsite client observation and a broad range of secondary research.

•	Accessible through the Lawson portal via a URL link to a hosted site maintained and supported by Hackett

•	The site provides LEAC users with a secure environment

•	Upon client signing the LEAC agreement with Lawson and Lawson’s notice to Hackett, Hackett will provide a user ID and password for the Best–Practice Repository to the client

•	Two copies of the 2004 World-Class Executive Insights Book of Numbers Research per LEAC client.

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

•	Defined as an executive book describing correlating best practices adopted by leading organizations that have yielded organizations proven operational gains.

•	Quarterly Topical Webcasts

•	1-per calendar quarter

•	Topics, agenda and Webinar content to be identified and presented jointly by Hackett and Lawson, based on the LEAC needs

•	Quarterly Research Perspectives

•	Accessible through the Lawson portal via a URL link to a hosted site maintained and supported by Hackett

•	1 per calendar quarter

•	Topics, agenda and Webinar content to be identified and presented jointly by Hackett and Lawson, based on the Lawson Executive Advisory Council’s needs

•	Two tickets to the 2006 Hackett Best Practices Conference

5.2. POST- PILOT HACKETT WORLD CLASS PASSPORT PROGRAM (CLIENT)

PROGRAM OVERVIEW:

•	In exchange for the program fees noted in Appendix A, Hackett will deliver the “Hackett World Class Passport” program (“HWCP”) offering to Lawson clients and prospects. This offering is provided by Hackett exclusively to Lawson and their clients and prospects (see exclusivity definition Section 2.1 above). The sections below define the program scope, timelines and, offerings for the post pilot HWCP, commencing with the first client participating in the HWCP (first client after client 25 in the LEAC).

PROGRAM SCOPE & TIMELINES

•	There are no limits to the number of paid Lawson clients and prospects that participate in the HWCP as defined in section 5.2.

•	Lawson and Hackett will each be responsible for their own travel and other expenses related to the HWCP.

•	Client access to HWCP will commence on a target date of July 1, 2005 and the client’s enrollment in HWCP will renew annually for the client, on the anniversary date of the contract entered into between the client and Lawson, at the then current HWCP rate offered through Lawson

•	Lawson reserves the right to adjust the HWCP commencement date forward, as deemed necessary

•	Hackett and Lawson agree to work together to avoid sales channel conflict. Hackett will give Lawson credit toward sales minimums as stated in Appendix A in instances where an “advisory” service with program features that overlap those described herein is sold to an HWCP client. Where Lawson and Hackett are simultaneously pursuing the sale of the HWCP and other Hackett non-HWCP products at the same client, the parties agree to work together to best position each others’ pursuit and not diminish the value of the HWCP to the potential client. Credit will be given at the rate per unit for the HWCP stated in the Program Fees section below whenever the Hackett product includes program aspects incremental to the HWCP program.

•	Within 30 days of signing this Agreement, Lawson and Hackett will develop a mutually agreeable and beneficial Go-to-Market business plan for the HWCP, including a detailed budget for costs associated with each party that will describe how Lawson plans to promote, identify and enroll members in the HWCP with the support of Hackett.

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

•	The parties agree to develop joint Lawson-Hackett collateral explaining HWCP and benefits to clients and prospects Hackett will provide content and design input. Lawson to pay for production costs.

•	The parties agree to create a joint Lawson-Hackett pre-sales tool showing program benefits to clients or prospects which may include a powerpoint presentation or webcast, or both. .

•	The parties agree to develop a mutually agreed upon Lawson-Hackett contract for the HWCP that can be utilized by Lawson to enroll clients in the program

•	The parties agree to jointly participate in Lawson and Hackett Webcasts and seminars to announce HWCP to identified program targets and cover other relevant topics periodically throughout program commitment

•	The parties agree to develop topical whitepapers

•	Topics to be mutually agreed upon by Lawson and Hackett

•	The parties agree to provide press and analyst support, including quotes from Hackett in support of HWCP

•	The parties agree to participate in quarterly account sales planning sessions between Lawson and Hackett to identify program targets throughout program commitment

•	The parties agree to participate in joint Lawson-Hackett sales meetings to explain program details and close program targets

•	Lawson and Hackett will each be responsible for their own travel and other expenses related to the LEAC unless paid for by the applicable client/prospect

•	Hackett will conduct training events for Lawson employees on Hackett methodology, sales delivery and program detail

•	Lawson and Hackett will each be responsible for their own travel and other expenses related to the LEAC unless paid for by the applicable client/prospect

•	The parties agree to implementing compensation plans to incent their respective sales forces (Hackett Alliance representatives and Lawson sales representatives) to promote the joint offering

•	Compensation plans to be developed, approved and administered by Hackett to Hackett employees and by Lawson to Lawson employees

PROGRAM OFFERING

The following section lists the potential offerings Hackett and Lawson will provide to Lawson clients and prospects during the post-pilot Hackett World Class Passport program rollout (HWCP) for client twenty-six and beyond. The parties agree to work in good faith to develop the optimal set of program offerings. The final agreed upon program features and parameters may or may not include features in addition to those noted below, except that the program will include the World Class Progress Report and the Hackett Advisory Inquiry Access. It is understood and agreed by Hackett that all offerings prepared for Lawson or Lawson clients and prospects must be approved in advance by Lawson. Deliverables include:

•	World-Class Progress Report (WCPR)

•	“Lawsonized” World-Class Progress Report (WCPR) is defined as a quarterly progress benchmark tool covering three or more areas such as, but not limited to, HR, Finance and Procurement, thus allowing Lawson clients and/or prospects to enter key data points to gain insight as to how they measure against a relevant peer group including, but not limited to, World Class performers, median performers and other Lawson clients

•	WCPR is accessible through the Lawson portal via a URL link to a hosted site maintained and supported by Hackett

•	The site provides users with a secure environment to enter confidential data

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

•	Upon client signing the HWCP agreement with Lawson and Lawson’s notice to Hackett, Hackett will provide a user ID and password for the HWCP to the client

•	The site provides users with a relevant and personalized delivery of content

•	Hackett Advisor Inquiry Access – four hours per quarter

•	Defined as access to advisors that can answer questions relating to best practices and provide a deeper understanding of Hackett-certified practices and performance metrics contained within the Hackett database. This offering includes research time.

•	Hackett will provide a “Lawson” program knowledgeable resource to respond to HWCP inquiries

•	Two user IDs to the on-line Hackett Best-Practice Repository

•	Defined as online client access to a resource containing detailed information on hundreds of established and emerging ways of improving performance in all areas of an organization. These best practices have been gathered from a variety of sources, and are validated through a combination of statistical analysis, onsite client observation and a broad range of secondary research.

•	Accessible through the Lawson portal via a URL link to a hosted site maintained and supported by Hackett

•	The site provides HWCP users with a secure environment

•	Upon client signing the HWCP agreement with Lawson and Lawson’s notice to Hackett, Hackett will provide a user ID and password for the Best–Practice Repository to the client

•	Topical Research Abstracts based on the Book of Numbers

•	Access to Quarterly Topical Webcasts

•	1-per calendar quarter

•	Topics, agenda and Webinar content to be identified and presented jointly by Hackett and Lawson, based on HWCP client needs

•	Access to Quarterly Research Perspectives

•	Accessible through the Lawson portal via a URL link to a hosted site maintained and supported by Hackett

•	1 per calendar quarter

•	Topics and content to be identified by Hackett and Lawson, based on HWCP client needs

•	Two tickets to the 2006 Hackett Best Practices Conference

HWCP INCREMENTAL SERVICE OFFERINGS

•	As part of the Go-to-Market, Lawson and Hackett agree to develop complimentary and incremental services offerings to the HWCP including, but not limited to, the following (reference Vendor Intelligence Program, 5.3.x) with pricing and terms to be agreed upon:

•	One-Day Onsite Best Practices Advisory session (reference section 5.1)

•	1-2 Week Extended Gap Assessment

•	Defined as a “Lawsonized” high-level gap assessment of a client organization, whereby the client completes a questionnaire based on approximately 40+ metrics in key areas such as, but not limited to, HR, Finance and Procurement, and is compared to a relevant peer group to gain insight into industry best practices and how they rank against other organizations

•	Client will be responsible for gathering data on the questionnaire

•	Hackett will provide the comparison data output and report(s)

•	The session agenda will be mutually agreed upon by Lawson and Hackett

•	Hackett will lead the sessions, however, at least one representative from Hackett and one from Lawson Software is required to be in attendance

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

•	Hackett and Lawson will jointly provide the findings to the client

•	Hackett agrees to provide a knowledgeable resource on Hackett and relevant best practices

•	3-4 Week Best Practices Assessment and Workshop

•	Defined as a workshop designed to provide education and insight into World Class Performance and best practices with detailed recommendations on how to close perceived gaps.

•	The session agenda will be mutually agreed-upon by Lawson and Hackett

•	Hackett will lead the sessions, however, at least one representative from Hackett and one from Lawson Software is required to be in attendance

•	Hackett and Lawson will jointly provide the findings to the client

•	Hackett agrees to provide a knowledgeable resource on Hackett and relevant best practices

5.3 VENDOR INTELLIGENCE PROGRAM (LAWSON)

PROGRAM OVERVIEW

The Vendor Intelligence program (“VIP”), offered by Hackett to Lawson, provides access to Hackett metrics, best-practices research and intellectual property for a two-year commitment period, commencing on the effective date of this Agreement.

PROGRAM SCOPE & TIMELINES

Deliverables from Hackett to Lawson under VIP include, but are not limited to:

World Class Progress Report Development for the post-pilot WCPR described in Section 5.2

In order to expand the World Class Progress Report (WCPR) for relevancy to Lawson clients participating in the post-pilot HWCP as described in Section 5.2, Lawson and Hackett agree to identify, within 30-days of the effective date of the Agreement, the mutually agreeable relevant “best practices” from a Lawson-client perspective in, but not limited to, HR, Finance, and Procurement. In addition, Lawson and Hackett agree to expand the WCPR to address industry-specific benchmark metrics in areas such as, but not limited to, Healthcare, Retail, Government & Education and Financial Services. As such, Hackett will deliver up to four vertical client surveys via a joint Webinar to Lawson clients representing these industries to collect “vertical industry” data required to provide a more relevant World Class Progress Report (WCPR) program deliverable.

•	Expanded Services Offering as part of the HWCP Incremental Services Section as described in section 5.2

•	Within 30-days of the contract, Lawson and Hackett will develop a business plan that outlines the details of Hackett-Lawson service offerings complimentary to the post-pilot Hackett World Class Passport program

•	Lawson reserves the right to maintain control over packaging, pricing and methodology of services’ presentation, delivery and implementation, with input from Answerthink’s Lawson practice and Hackett

•	Advisory Services for Lawson

•	9 Volumes of the Hackett Book of Numbers Research series per contractual year covering Finance (2), HR (2), Procurement (2), IT (2) and Executive Overview (1) for Lawson’s internal use

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

•	The Book of Numbers cannot be re-distributed or re-purposed in its current state without the written consent of Hackett

•	2 Knowledge Exchange Seminars for Lawson Executives per contractual year

•	Topics to be mutually agreed upon by both Hackett and Lawson

•	Location of session to be a mutually agreed upon by the parties

•	30 Hackett Perspectives per contractual year to be accessed by all Lawson employees through the Lawson portal

•	Topics to be mutually agreed upon by both Hackett and Lawson

•	Up to eight Hackett speaking engagements per contractual year to be used at the discretion of Lawson for Lawson’s client and prospect opportunities

•	Up to two per quarter

•	All T&E to be covered by Lawson or Lawson clients, unless the speaking engagement ties directly to the promotion of the Hackett World Class Passport program as defined in Sections 5.1 and 5.2.

•	20 Hours of Advisor Access per function per contractual year, covering areas such as HR, Finance, Procurement, IT, EPM, and one additional function by mutual agreement of the parties

•	Defined as access to advisors that can answer questions relating to best practices and provide a deeper understanding of Hackett-certified practices and performance metrics contained within the Hackett database

•	Lawson will provide up to two main contacts and/or users per function for advisor access.

•	Hackett will provide a “Lawson” knowledgeable resource to respond to inquiries

•	Hours may be applied to custom data cuts and summarized reports to support strategic initiatives within Lawson

•	1 SG&A Benchmark and World-Class Progress Report for Lawson S&GA as defined by Hackett’s current commercial offering

•	Five passes per year to Lawson for the following Hackett events:

•	Hackett’s Annual Best Practices Conference

By signing this Agreement, Lawson and Hackett agree to the terms of this Agreement and any Appendix hereto.

Accepted And Agreed To:

LAWSON SOFTWARE, INC.		The Hackett Group, Inc.

SIGNATURE:	/S/ JAY COUGHLAN	SIGNATURE:	/ S/ WAYNE MINCEY
NAME:	JAY COUGHLAN	NAME:	WAYNE MINCEY
TITLE:	CHIEF EXECUTIVE OFFICER AND PRESIDENT	TITLE:	PRESIDENT
DATE:	05/05/05	DATE:	05/06/05

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

**** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.****

APPENDIX A

PROGRAM FEES & SCHEDULES:

Program Name	Program Start/End Dates	Program Fee	Payment Dates	Associated Terms
Lawson Executive Advisory Council (LEAC); referenced in section 5.1	May 9, 2005 – June 30, 2006	$[*********]	Invoiced by Hackett to Lawson on June 1, 2005 Payment by Lawson to Hackett by June 30, 2005	One-time, non-recurring program payment

Vendor Intelligence Program (VIP); referenced in section 5.3	Year 1: May 9, 2005 –June 30, 2006 Year 2: July 1, 2006 – June 30, 2007	$[*********] $[*********]	Invoiced by Hackett to Lawson on June 1, 2005; Payment by Lawson to Hackett by June 30, 2005 Invoiced by Hackett to Lawson on July 1, 2006; Payment by Lawson to Hackett by July 31, 2006

2-year noncancelable commitment (subject to Section 5.3 of the Agreement); Lawson will have an option to renew at the end of year 2 at then current market rates.

At the end of the year 1 program date, Hackett agrees to review VIP program deliverables and adjust as agreed to for year two of the program, consistent with level of effort with year one of the program.

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

**** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.****

EXCLUSIVITY

In order for Hackett to provide exclusivity to Lawson (as defined in section 2.1 of this Agreement) to offer the Lawson Executive Advisory Council (LEAC) and the Hackett World Class Passport program to the then current Lawson clients and prospects from the inception of this contract, the foregoing payments must be made and the following sales targets must be met during year two and three as described below in relation to the Hackett World Class Passport Program. These costs are in addition to the financial commitments outlined for the programs above. If Hackett exercises it’s option to opt out of exclusivity, it will provide Lawson a 30 day written notice of its intent. Such notice may be given in advance of the applicable quarter end if results indicate that the sales targets will be not be achieved.

Program Name	Program Start/End Dates	Fees	Payment Dates	Associated Terms
Hackett World Class Passport Program Reference 5.2 of the Agreement (First Year)	June 1, 2005 – May 31, 2006	[*********] units @ average price of $[*********] per unit = $[*********] sales targets Non-refundable pre-payment of $[*********] for first [*********] units out of the [*********] unit sales target

Pre-payment: December 31, 2005

Hackett will invoice Lawson for the non-prepaid fees upon receipt of notice that a client has contracted to participate. Payment is due from Lawson 30 days after invoice date.

If nonrefundable pre-payment is made and contractual obligations for minimum sales dollars in the first year are not met by Lawson, Lawson is not liable for the payment of these sales targets in excess of the pre-payment and Hackett will continue to observe the exclusivity provision as defined in Section 2.1 of the Agreement with Lawson until May 31, 2006.

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

**** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.****

Hackett World Class Passport Program (Second Year)	June 1, 2006 – May 31, 2007	[*********] units @ average price of $[*********] per unit = $[*********] sales target	Hackett will invoice Lawson for the non-prepaid fees upon receipt of notice that a client has contracted to participate. Payment is due from Lawson 30 days after invoice date	If an average of 25% of the total $[*********] in annual sales targets is not collected by Hackett for the first program quarter for payment of units, Lawson is not liable for the payment of the shortfall in sales targets. However, Hackett will have the option to opt out of the exclusivity arrangement upon notice as indicated above. Hackett agrees to meet with Lawson in good faith to discuss program results and will consider options to continue exclusivity through the 2nd program quarter, including the option for Lawson to make a prepayment for [*********] units at $[*********]. Program exclusivity will continue thereafter provided the cumulative quarterly sales targets are met in each succeeding quarter. If the sales targets are not met in the second, third or fourth program quarter of the 2nd year, Lawson will not be liable for the payment of the shortfall in sales targets. However, Hackettt will have the option to opt-out of the exclusivity arrangement with Lawson upon notice as indicated above.

Copyright © 2003 Hackett, Inc. All rights reserved. Reproduction of this document in any form without prior consent is prohibited

**** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.****

Program Name	Program Start/End Dates	Fees	Payment Dates	Associated Terms
Hackett World Class Passport Program (Third Year)	June 1, 2007 – May 31, 2008	[*********] units @ average price of $ [*********] per unit = $[*********] sales target	Hackett will invoice Lawson for the unit fees upon receipt of notice that a client has contracted to participate. Payment is due from Lawson 30 days after invoice date.	If an average of 25% of the total $[*********] in annual sales targets are not collected by Hackett per program quarter for payment of units, Lawson will not liable for the payment of these units. . However, Hackett will have the option to opt-out of the exclusive provision referenced in Section 2.1 of the Agreement upon notice as indicated above.

Additional Assumptions for program exclusivity:

•	Unit Assumptions
•	Units do not represent a cumulative number from year to year
•	Units can be sold into the Lawson customer base and/or net new prospects
•	Renewals from clients subscribing to the prior year will be included in the total unit commitments
•	Units sold above and beyond the “required” unit levels will be counted toward the sales dollar commitment for the following year
•	Costs are based on an average per unit program fee of $[*********], which does not limit Lawson from increasing the market price to the client.
•	Extended incremental services offerings listed in section 5.2, detailed under “program offering” are not included in the average unit price of $[*********].

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Appendix B – General Terms

The Lawson Software and the Hackett Group Advisory Alliance Agreement Terms are effective dated as of May     , 2005 (the “Effective Date”), by and between Lawson Software, Inc, a Minnesota corporation with its principal place of business at 380 St. Peter Street, Minneapolis, MN (“Lawson”), and The Hackett Group, Inc., an Ohio corporation, and wholly owned subsidiary of Answerthink, Inc., with offices at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131 (“Hackett”). Lawson and Hackett may be referred to herein individually as a “Party” or collectively as the “Parties.”

1. Term and Scope. For a period commencing on May 1, 2005 and subject to termination or expiration pursuant to the terms agreed upon in the Lawson Software and The Hackett Group Alliance Advisory Agreement, (the “Agreement”), Hackett shall provide to Lawson or its selected licensees, as the case may be, the products and service offerings outlined in the Agreement.

2. Reserved.

3. Confidentiality of Lawson Information, Protection of Hackett Information by Lawson Licensees. (i) The information provided by Lawson from time to time and specified by Lawson to be confidential, is hereinafter referred to as “Lawson Information.” Except as provided in Section 3 hereof, Hackett will not, without the written consent of Lawson, disclose to any third party any Lawson Information, subject to the requirements of applicable law or legal or administrative process. Notwithstanding the foregoing, Hackett shall be permitted to use and publish Lawson Information in its Hackett programs as now or in the future conducted, which may include the aggregated results of the data analysis and research, and the reports generated in connection with the Hackett programs for its own business, provided Hackett shall not publish Lawson Information in the Hackett programs or related publications in a way that identifies Lawson. Hackett shall be permitted to identify Lawson as a participant in the programs specified in the Agreement. (ii) From time to time certain selected Lawson licensees may be invited to participate in on or more programs which comprise the Hackett/Lawson Advisory Alliance. Each such participant shall be required to execute a contract which will be developed mutually by both Hackett and Lawson.

4. Use of Marks

(i) No Other Use of Other Party’s Name. Except as specifically described in this Section 4, neither party may use the name of the other in connection with any advertising or publicity materials or activities without the prior written consent of the other party. Any press releases related to the Agreement must be approved in writing by each party prior to release.

(ii) Use of Other Party’s Trade Name and Trademarks.

Limited Right to Use. Each party will have the limited right to use the other party’s trade name and trademarks in order to identify the other party’s proper trade name and trademarks in connection with the activities described in this Agreement. The parties may identify in the Agreement each party’s proper trade name and trademarks, and thereafter, each party will advertise and display the other party’s trade name and trademark, in strict compliance with that party’s policies as communicated to the other party. If either party determines that any use by the other party of its trade name or trademarks is not in compliance with such policies then in effect, (a) that party may inform the other party of that fact, and (b) that party will use all reasonable commercial efforts to cease the use and withdraw the non-compliant materials from circulation promptly after receipt of such notice. Unless otherwise agreed in writing, a party’s right to use the other party’s trade name and trademarks will cease immediately on the expiration or earlier termination of the Agreement. Neither party will without the other party’s prior consent, attach any additional trademarks, logos or trade designations to any of the other party’s advertisements regarding their products or services.

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(iii) No Other Rights. Except as otherwise set forth in this Agreement, neither party will use the other’s marks or company names in any promotional material or activity without first obtaining, for each proposed class of use, the owner’s prior consent, which will not be unreasonably withheld or delayed. The using party will, at its expense and before using the other party’s marks, make all reasonable changes, corrections or alterations to any proposed material or activity that the owning party deems necessary or advisable. Nothing herein is intended to create: (i) an independent obligation that either party undertake any advertising of the other party’s Alliance Services; or (ii) an assignment or grant to the other party of any right, title or interest in or to the other party’s marks. This Agreement does not confer any right or license to grant sublicenses or permission to third parties to use any marks.

5. Assignment. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, such consent to not be unreasonably withheld. However, either party may assign its rights and obligations in the Agreement in connection with a merger, reorganization, sale or transfer of substantially all of the capital stock or assets of such party or its applicable operating division. In the event such assignment results in the assignment of the Agreement to (i) a competitor of the other party or (ii) another party where such assignment places the party not making the assignment in breach of an existing contractual commitment, the other party may in its sole discretion terminate this Agreement without penalty upon thirty (30) days notice to the assigning party.

6. Limited Warranty. Hackett warrants that work performed under the Agreement will be provided by Hackett’s trained personnel in a timely and professional manner and consistent with the standards that Hackett has established in its industry. HACKETT DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7. Fees, Expenses and Payment. All fees associated with the Agreement’s programs (i.e. Lawson Advisory Executive Council, Hackett’s World Class Passport Program and the Vendor Intelligence Program) are set forth in the Agreement. Invoices are due thirty (30) days after invoice date, unless otherwise specified in the Agreement.

For purposes of this Agreement, Lawson agrees to pay to Hackett the amounts relating to the Agreement based on the fee schedules set forth in the Agreement.

8. Other Expenses. Reasonable travel, and other expenses incurred under the Agreement (“Other Expense”) shall be payable based on the terms set forth in the Agreement. Hackett’s invoices are due within 30 days of the invoice date and are payable in United States dollars, plus any applicable sales, excise or value-added taxes based on the Services.

9. Limitation of Liability. If either party or any of its affiliates, or any of their respective officers, directors, employees, agents, subcontractors or shareholders, is ever liable to the other for one or more breaches (except for infringement of Hackett’s intellectual property rights), disputes, controversies or claims arising under or in connection with the Programs or services provided hereunder (whether any such breach, dispute, controversy or claim is based upon contract, tort, statute, equity or any other legal theory), then the cumulative amount of all damages and penalties, if any, recoverable by either party for all such breaches, disputes, controversies and claims will not exceed, in the aggregate, an amount equal to the total amount of the fees paid by Lawson under the Agreement for the program (ie. Lawson Executive Advisory Council, Hackett’s World Class Passport program and the Vendor Intelligence Program) from which the breach, dispute, controversy or claim arose. In no event will Hackett or Lawson be liable to the other party or any third party for any indirect, special, indirect, incidental, punitive, exemplary or consequential damages (such as lost profits revenue, data or use), incurred by a party, whether in contract or tort, even if the other party has been advised of the possibility of such damages.

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10. Dispute Resolution; Injunctive Relief. If a dispute arises out of or relates to the Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Rules before resorting to litigation. The parties agree not to disclose the existence of any dispute or terms of any settlement to any third party (except to the extent necessary to each party’s respective counsel or as required by law). The parties agree and acknowledge that a violation or threatened violation of the confidentiality and nondisclosure provisions herein will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law or in equity or otherwise, the non-breaching party shall be entitled to seek injunctive relief against the breach or threatened breach of the confidentiality and nondisclosure provisions herein by the breaching party.

11. Choice of Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof. Each of the parties hereby submits to the exclusive jurisdiction of the State of New York for purposes of all legal proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

12. Waiver of Jury Trial. Each of the parties hereto hereby waive the right to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with the Agreement and any agreement executed in conjunction herewith. This provision is a material inducement for the parties entering into this Agreement.

13. Attorney’s Fees. The prevailing party in any action related to or arising out of the Agreement, whether such action is at the trial or appellate level, shall be entitled to its reasonable attorney’s fees and court costs.

14. Survival. The rights and obligations of the parties set forth in Sections 13 through 17 of this Agreement shall survive the termination of this Agreement.

15. Hackett Copyrighted Materials Quotation and Usage Policy, Ownership of Data.

“Hackett Intellectual Property” is defined as original content and materials that are proprietary to Hackett, including, but not limited to, written research, presentation materials, questions sets, program features, website content, and performance metrics created and/or developed by Hackett. The Hackett Group name and published materials are subject to trademark and copyright protection. To use the “The Hackett Group” or the “Hackett” name, take excerpts of The Hackett Group research or quote a Hackett Advisor, a usage request must be submitted in writing to Hackett for approval.

The Hackett Group name, Hackett Intellectual Property, trademarks, or logo may only be used commercially in connection with advertising, sales materials or other commercial efforts with Hackett’s prior written approval for each instance of use.

The parties agree that the aggregated results of the data analysis and research of data collected from Lawson or its licensees or its prospects shall become the property of Hackett and that in the event that any potential program participant does not agree to these terms, it will not be eligible to participate in any program covered hereby.

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16. Waiver. The waiver, failure, and/or delay of either party to exercise any right provided for herein shall not be deemed a waiver of any further right hereunder. The rights and remedies of the parties set forth in this Agreement are in addition to any rights or remedies the parties may otherwise have at law or in equity.

17. Relationship of the Parties. All program deliverables provided by Hackett to Lawson under the Agreement will be provided as an independent contractor, and neither party shall be, or represent itself to be, the franchiser, franchisee, agent, legal representative or fiduciary of the other party.

18. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements between them regarding such matter. This Agreement may be modified only by an agreement in writing dated and signed by both parties after the date hereof. The parties hereto agree that for the purpose hereof, facsimile counterpart signatures are acceptable.

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Exhibit A

to

Lawson and the Hackett Group Advisory Alliance Agreement Terms

Mutual Confidentiality Non-Disclosure Agreement

This is a Mutual Confidentiality Non-Disclosure Agreement (“Agreement”) by and between Answerthink, Inc., (hereinafter referred to as “Answerthink”) with its principal place of business at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131 and Lawson Software, Inc. (“Lawson”) having a principal place of business at 380 St. Peter Street, Minneapolis, MN 55102

This Agreement shall be effective as of                      and, if not stated, as of the date of execution hereof. Each Party understands that both Answerthink (and its wholly-owned subsidiary Hackett Group) and Lawson may be disclosing their confidential information to the other. As the situation may require, the parties are hereinafter referred to individually as the “Disclosing Party” or “Receiving Party,” or referred to collectively as the “Parties.”

1.	The Parties have each developed and acquired extensive proprietary and confidential technical and economic information relating to their respective businesses. The technical information developed includes, but is not limited to, computer software (source codes and object codes), reports, programming aids or materials, documentation, manuals, charts, specifications, formulas, descriptions, diagrams, screen displays, schematics, blueprints, drawings, tapes, listings, inventions, records or other materials, and any draft of any of the foregoing (“Technical Information”). The Technical Information, services, product concepts and designs, customer lists, product sources, business relationships with manufacturers and distributors, operational strategies, marketing techniques, business plans and strategies, costs and fees, personnel information, trade secrets, discoveries, inventions, programs, employee lists or resumes, designs, drawings, specifications, models, data, documentation, diagrams, flow charts, research, development, equipment and machinery, information related to customers, financial information, and/or other data or information related to the business, operations, methods, systems, processes, applications and formulae which Disclosing Party considers confidential or in good faith to be valuable or sensitive or holds in confidence from the general public (whether or not reduced to writing, or tangible or intangible) are sometimes collectively referred to herein as the “Confidential Information.”

2.	The Parties are interested in reviewing certain Confidential Information of each other to evaluate the desirability of entering into a business relationship with each other (the “Lawson and the Hackett Group Advisory Alliance”).

3.	The Disclosing Party is agreeable to disclosing to the Receiving Party such Confidential Information as the Disclosing Party in its sole discretion deems appropriate, provided, however, said Confidential Information is to be used for the sole purpose of enabling Receiving Party to evaluate the desirability and feasibility of the Lawson and the Hackett Group Advisory Alliance.

4.	Receiving Party agrees to:

(a)	Treat as confidential all Confidential Information, which has been or may hereafter be made available by the Disclosing Party, directly or indirectly, and to take reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential information);

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(b)	Provide access to Confidential Information only to those employees of Receiving Party upon a need-to-know basis, make its employees aware of the obligations in this Agreement, and be responsible for breaches of this Agreement by its employees;

(c)	Not disclose Confidential Information to any third party without Disclosing Party’s express prior written consent;

(d)	Not make copies (electronic or otherwise) of any Confidential Information without the prior written authorization of the Disclosing Party and immediately upon the Disclosing Party’s request, return or destroy all originals, copies, and summaries (electronic or otherwise) of Confidential Information;

(e)	Not use, decompile, or reverse engineer the Disclosing Party’s Confidential Information or other information Disclosing Party treats as proprietary or designates as confidential whether or not owned or developed by the Disclosing Party, for any purpose other than for the purpose set forth in Section 3 hereof, unless such information is in the public domain.

5.	Receiving Party’s commitments of confidentiality and non-use set forth in Paragraph 4 above shall not extend to:

(a)	disclosure of limited Confidential Information as may be reasonably required in the sole opinion of Answerthink (or Hackett Group) to disclose to prospective subcontractors, provided, however, that such third parties may be required to execute a Confidentiality Non-Disclosure Agreement;

(b)	disclosure of information that is generally available to the public, provided such information has not entered the public domain by or through the Receiving Party, and provided, further, that such information is not disclosed in conjunction with Confidential Information which is otherwise proprietary and confidential;

(c)	disclosure of information that was in Receiving Party’s possession or known by Receiving Party without restriction prior to receipt from the Disclosing Party;

(d)	disclosure of information that was rightfully disclosed to Receiving Party by a third party without restriction;

(e)	disclosure of information that was independently developed by Receiving Party without use of any Confidential Information of the Disclosing Party; or

(f)	disclosure of Confidential Information that is required to be disclosed by law or court order provided the Receiving Party promptly notifies the Disclosing Party who may want to attempt to seek a protective order at Disclosing Party’s expense.

Receiving Party agrees that its obligations set forth in Paragraph 4 above shall continue until the information in question comes within one of the designated exceptions of this Paragraph 5.

6.

Notwithstanding the provisions of this Agreement, either party may disclose to any and all other parties, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials prepared by either party relating to such tax treatment and tax structure. This exception is intended solely to comply with the presumption set forth in Treasury Regulation Section 1.6011-4(b)(3)(iii) and is not

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intended to permit the disclosure of any information to the extent such disclosure is not required in order to avoid any transaction contemplated by this Agreement being treated as a “ reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

7.	It is understood that no rights in, or license under, any present or future Confidential Information is either offered or granted to Receiving Party by this Agreement. It is further understood that, except as may otherwise be set forth in a signed, written agreement between the Parties, the Disclosing Party makes no representation or warranty as to accuracy, completeness, condition, suitability, or performance of the Confidential Information, and Disclosing Party shall have no liability whatsoever to the Receiving Party resulting from its use of the Confidential Information.

8.	Receiving Party agrees that Disclosing Party may suffer irreparable injury resulting from any breach of this Agreement, and that a remedy at law for any breach by Receiving Party of the covenants and agreements set forth herein may be inadequate, and therefore agrees that Disclosing Party, in addition to having an action at law for damages and all other available rights and remedies, shall be entitled to seek injunctive relief to enforce the covenants contained herein.

9.	This Agreement supersedes any prior agreement between the Parties relating to the subject matter of this Agreement, and embodies the entire agreement of the Parties. This Agreement shall be binding on the assignees and successors-in-interest of Receiving Party and shall inure to the benefit to Disclosing Party and its successors and assigns.

10.	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws provisions thereof. Each of the Parties irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

11.	EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

12.	The prevailing Party in any action related to or arising out of this Agreement whether such action is at the trial or appellate level, shall be entitled its reasonable attorney’s fees and court costs.

13.	The waiver, failure, and/or delay of the Parties to exercise any right provided for herein shall not be deemed a waiver of any further right hereunder. The right and remedies of the Parties set forth in this Agreement are in addition to any rights or remedies the Parties may otherwise have at law or in equity.

14.	If any provision of this Agreement shall be held by a court of competent jurisdiction to be void or unenforceable, such provision shall be deemed severed from this Agreement, and the remainder of this Agreement shall remain in full force and effect.

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15.	This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and no amendment, modification, or addition hereto, or waiver hereof, shall be effective unless in writing, specifying such amendment, modification, addition or waiver, and signed by the Party sought to be bound thereby. The Parties hereto agree that for the purpose hereof, facsimile counterpart signatures are acceptable.

16.	All notices to be given under this Agreement must be in writing, addressed to the receiving party’s designated representative at the address for the receiving party specified below. Notices are validly given upon the earlier of confirmed receipt by the receiving party or three (3) days after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party. Notices may also be delivered by telefax and will be validly given upon written confirmation of receipt. Either Party may change its address for purposes of notice by giving notice to the other Party in accordance with these provisions.

17.	Addresses for Notice:

Lawson Software, Inc.

380 St. Peter Street

St. Paul, MN 55102

Attn: Chief Operating Officer

Via Facsimile: (651) 767-5174

With copy to:

General Counsel

The Hackett Group, Inc.

1001 Brickell Bay Drive, Suite 3000

Miami, FL 33131

Attn: Ted A. Fernandez, CEO

Via Facsimile 305 379 4736

With copy to:

Answerthink, Inc.

1001 Brickell Bay Drive

Suite 3000

Miami, FL 33131

Attn: General Counsel

Via Facsimile: (305) 702-7000

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18.	The Parties hereto agree that for the purpose hereof, facsimile counterpart signatures are acceptable.

ANSWERTHINK, INC.

BY:

NAME:

TITLE:

DATE:

LAWSON SOFTWARE, INC.

BY:

NAME:

TITLE:

DATE:

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